Exhibit 99.1

PARAMOUNT COMPLETES $850 MILLION FINANCING

OF 1301 AVENUE OF THE AMERICAS

NEW YORK (October 11, 2016) - Paramount Group, Inc. (NYSE: PGRE) (“Paramount” or the “Company”) announced today that it has completed an $850.0 million financing of 1301 Avenue of the Americas, a 1.8 million square foot Class A, trophy office building located between 52nd and 53rd Streets in Midtown Manhattan.

The five-year interest-only loan matures in October 2021, has two one-year extension options and has an initial weighted average interest rate of 2.77%, based on a $500.0 million tranche at a fixed rate of 3.05% and a $350.0 million tranche at a floating rate of LIBOR plus 180 bps (2.36% at closing). The net proceeds from the financing were used to repay the Company’s 2017 debt maturities at 900 Third Avenue and Waterview, including swap breakage, defeasance and other closing costs. The Company plans to use the remaining proceeds to fund a portion of the previously announced acquisition of One Front Street in San Francisco, California, which is expected to close by the end of the fourth quarter of 2016, as the Company continues to evaluate various strategic options with respect to the acquisition.

“We continue to execute our long term strategic goals,” said Albert Behler, Chairman, Chief Executive Officer and President of Paramount. “By capitalizing on today’s attractive credit markets for our high quality Class A assets, we strengthen our balance sheet and fortify our position in the market.”

“Over the past 10 months, we have successfully financed over $2.35 billion of debt at attractive rates,” said Wilbur Paes, Chief Financial Officer of Paramount. “As a result, we have not only significantly lowered our weighted average borrowing costs and extended our debt maturities, but have also strategically laddered them to minimize future refinancing risk.”

The loan was arranged with AXA Equitable Life Insurance Company, through its advisor Quadrant Real Estate Advisors, LLC, MetLife Real Estate and New York Life. Cushman & Wakefield Equity, Debt & Structured Finance acted as exclusive advisor to Paramount on the transaction.

About Paramount Group, Inc.

Headquartered in New York City, Paramount Group, Inc. is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City, Washington, D.C. and San Francisco. Paramount is focused on maximizing the value of its portfolio by leveraging the sought after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Paramount’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the actual use of proceeds from the financing, the Company’s ability to satisfy the closing conditions to the acquisition of One Front Street and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Paramount does not undertake a duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Contact Information:

Paramount Group, Inc.

Investor Relations:

212-492-2298

IR@paramount-group.com

Or

Media:

212-492-2285

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